UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 8, 2016

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 832,000 customers in Oklahoma and western Arkansas. In addition, the Company holds a 25.7 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP.

As previously reported, on December 18, 2015, OG&E filed an application with the Oklahoma Corporation Commission ("OCC") requesting an annual rate increase of $92.5 million to begin recovering $1.6 billion of electrical infrastructure additions since OG&E's last general rate in 2012. The hearing on the merits for OG&E's rate case application was heard by an administrative law judge ("ALJ") and concluded in May 2016.

On July 1, 2016 OG&E implemented an annual interim rate increase of $69.5 million which is subject to refund of any amount recovered in excess of the rates ultimately approved by the OCC in the rate case. On December 8, 2016, the ALJ issued a report and recommendations in the case. The ALJ's recommendations include, among other things: (i) use of OG&E's actual capital structure of 53 percent equity and 47 percent long-term debt and (ii) a return on equity of 9.87 percent. The ALJ's report included a summary table indicating that the effect of the recommendations would be an annual increase in OG&E's revenues of $60.3 million. Based on a review by OG&E and the OCC's staff of the ALJ's recommendations, OG&E believes that the ALJ's recommendations would result in an annual revenue increase of $43.6 million. The parties to the rate case are expected to provide their comments to the OCC on the ALJ's report and recommendations by early January 2017.

OG&E cannot predict when the OCC will act or the actions that the OCC will take in response to the interim rate increase or the rate case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

December 13, 2016